Exhibit 10.13

Execution Version

EXECUTED MAY 13, 2020

AMENDED AND RESTATED AS OF APRIL 2, 2021

LanzaTech, Inc.

LanzaJet, Inc.

Mitsui & Co., Ltd

Suncor Energy Inc.

British Airways PLC

-and-

Shell Ventures LLC

AMENDED AND RESTATED INVESTMENT AGREEMENT

in relation to

LanzaJet, Inc.

i

ii

iii

AMENDED AND RESTATED INVESTMENT AGREEMENT

This Amended and Restated Investment Agreement (this “Agreement”), dated as of April 2, 2021 is entered into by and among:

1.	LANZATECH, INC., a Delaware corporation with its principal executive offices located at 8045 Lamon Ave., Suite 400, Skokie, Illinois (“Sponsor”);
2.	MITSUI & CO., LTD., a Japanese corporation with its principal executive offices located at 2-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-8631, Japan (“Mitsui”);
3.	SUNCOR ENERGY INC., a Canadian corporation with its principal executive offices located at P.O. Box 2844, 150 - 6 Avenue S.W., Calgary, Alberta, Canada T2P 3E3 (“Suncor”);
4.

BRITISH AIRWAYS PLC, an English corporation and a subsidiary of International Consolidated Airlines Group, S.A. with its principal executive offices located at Waterside, PO BOX 365, Harmondsworth, UB7 0GB, United Kingdom (“IAG”);

5.

SHELL VENTURES LLC, a limited liability company with its principal executive offices at 150 North Dairy Ashford, Houston, Texas 77079 (“Shell,” and together with Mitsui, Suncor and IAG, the “Investors,” and each an “Investor”); and

6.

LANZAJET, INC., a Delaware corporation with its registered office located at 1209 Orange Street, Wilmington, Delaware 19801 (the “Company,” and together with the Investors and the Sponsor, each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, the Company, Sponsor, Mitsui, IAG, and Suncor are parties to the Investment Agreement, dated as of May 13, 2020 (the “Prior Agreement”), and desire to amend and restate the Prior Agreement and accept the rights and obligations provided for under this Agreement in lieu of the rights and obligations provided for under the Prior Agreement and to reflect the addition of Shell as an Investor and the closing of the Shell Tranche 1 Cash Investment (as defined below);

WHEREAS, Sponsor has developed a proprietary “Alcohol-to-Jet” process to create sustainable aviation fuel (“SAF”);

WHEREAS, Mitsui is a multinational, diversified general trading company;

WHEREAS, Suncor is an integrated energy company;

WHEREAS, the Company was incorporated on November 16, 2018 under the laws of the State of Delaware;

WHEREAS, the Company has filed the Amended and Restated Certificate of Incorporation of the Company;

WHEREAS, on the Initial Closing Date, Sponsor entered into a license agreement with the Company substantially in the form attached as Exhibit A (the “License Agreement”) pursuant to which the Sponsor licensed to the Company the Licensed IPR and delivered to the Company the LanzaTech Technology in exchange for shares of common stock of the Company (the “Common Stock”);

WHEREAS, on the Initial Closing Date, each of Mitsui and Suncor contributed to the Company a Cash Investment in the amount set forth on Schedule 3.01 opposite such Investor’s name in exchange for Common Stock;

WHEREAS, on the IAG Initial Closing Date, IAG participated in a closing (the “IAG Initial Closing”) pursuant to which IAG purchased [***] shares of Common Stock from the Company at a purchase price of [***] per [***];

WHEREAS, Shell shall participate in a closing (the “Shell Initial Closing”) pursuant to which Shell will purchase [***] shares of Common Stock from the Company at a purchase price of [***] per [***] (the “Shell Tranche 1 Cash Investment”);

WHEREAS, the purpose of the Company is to engage in the production of SAF pursuant to the “Alcohol-to-Jet” process and (a) design, construct and operate a demonstration facility [***] to be located at the LanzaTech Freedom Pines Biorefinery in Soperton, Georgia, USA (the “Demonstration Facility”) and (b) research, analyze and determine the feasibility of developing additional potential facilities for the commercial scale production of fuel, including SAF, using the Licensed IPR and the LanzaTech Technology (each a “Commercial Facility”);

WHEREAS, Mitsui has committed to provide an additional Cash Investment of up to [***] upon the satisfaction of certain conditions as more fully described in this Agreement in order to fund the construction of a Commercial Facility located in Japan, or, subject to the provisions of the Future Development Rights Agreement, any other location agreed by the Board and Mitsui (the “Mitsui Commercial Facility”);

WHEREAS, Suncor has committed to provide an additional Cash Investment of up to [***] upon the satisfaction of certain conditions as more fully described in this Agreement in order to fund the construction of a Commercial Facility located in continental North America, or, subject to the provisions of the Future Development Rights Agreement, any other location agreed by the Board and Suncor (the “Suncor Commercial Facility” and together with the Mitsui Commercial Facility, the IAG Commercial Facility (as defined below) and the Shell Commercial Facility (as defined below), the “Investor Commercial Facilities” and each an “Investor Commercial Facility”);

WHEREAS, IAG has committed to provide an additional Cash Investment of up to [***] upon the satisfaction of certain conditions as more fully described in this Agreement in order to fund the construction of a Commercial Facility located in the United Kingdom, or, subject to the provisions of the Future Development Rights Agreement, any other location agreed by the Board and IAG (the “IAG Commercial Facility”);

WHEREAS, Shell has committed to provide an additional Cash Investment of up to [***] upon the satisfaction of certain conditions as more fully described in this Agreement in order to fund the construction of a Commercial Facility located in the State of Texas, or, subject to the provisions of the Future Development Rights Agreement, any other location agreed by the Board and Shell (the “Shell Commercial Facility”);

WHEREAS, prior to the Initial Closing, All Nippon Airways Co., Ltd (the “Pre-Pay Offtaker”) and the Company entered into, in each case in a form reasonably satisfactory to the Parties, (a) a Pre-Paid Offtake Option Agreement (the “Pre-Pay Offtake Option Agreement”) under which the Pre-Pay Offtaker has pre-paid for SAF and receives a priority offtake right to SAF produced at the Demonstration Facility and/or subsequent Investor Commercial Facilities, as applicable (the “Pre-Pay Offtake Right”), and (b) a Demonstration Facility Definitive Offtake Agreement with the Pre-Pay Offtaker under which the Pre-Pay Offtaker shall receive the benefit of the Pre-Pay Offtake Right to SAF produced at the Demonstration Facility (the “Pre-Pay Demonstration Offtaker Agreement” and, together with the Pre-Pay Offtake Option Agreement, the “Pre-Pay Offtaker Agreements”);

WHEREAS, subject to the terms of this Agreement and the Pre-Pay Offtake Option Agreement, in the event that there is a Subsequent Closing in respect of an Investor, the applicable SPV for such Investor Commercial Facility that is constructed may enter into an offtake agreement, based on the Form Offtake Agreement with such changes as to reflect matters specifically applicable to such SPV and otherwise satisfactory to the applicable SPV, with the Pre-Pay Offtaker (each, a “Pre-Pay Commercial Offtaker Agreement”), under which [***];

WHEREAS, in accordance with, and subject to, the provisions of the Future Development Rights Agreement, the Sponsor has an option to enter into offtake agreements based on the Form Offtake Agreement, and otherwise reasonably satisfactory to the parties thereto (each a “Sponsor Offtake Agreement”), for the purchase of up to [***] of the SAF production from the Demonstration Facility and each Investor Commercial Facility solely for the purposes of supporting the Sponsor Pre-Existing Offtake Obligations (the “Sponsor Offtake Right”);

WHEREAS, in accordance with, and subject to, the provisions of the Future Development Rights Agreement, each Investor has an option to enter into an offtake agreement based on the Form Offtake Agreement, and otherwise reasonably satisfactory to the parties thereto, for the purchase of [***] of SAF production from the Demonstration Facility (an “Investor Demonstration Offtake Agreement”) [***];

WHEREAS, in accordance with, and subject to, the provisions of the Future Development Rights Agreement, each Investor has an option to enter into an offtake agreement based on the Form Offtake Agreement, and otherwise reasonably satisfactory to the parties thereto (an “Investor Commercial Offtake Agreement”), for the purchase of [***] SAF production from its respective Investor Commercial Facility [***];

WHEREAS, the Parties have a mutual interest in developing and promoting competitive markets for SAF and protecting and optimizing the value of the Company’s proprietary technology (including the Licensed IPR and the LanzaTech Technology) and the “Alcohol-to-Jet” process; and

WHEREAS, the Parties desire to enter into this Agreement setting forth the terms and conditions governing their agreement to enter into the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Amended and Restated Bylaws” means the amended and restated bylaws of the Company.

“Amended and Restated Certificate of Incorporation” means the second amended and restated certificate of incorporation for the Company substantially in the form attached as Exhibit B.

“Approved Sale” has the meaning given such term in the Stockholders’ Agreement, as if such Stockholders’ Agreement were in full force and effect.

“Battelle IPR” has the meaning set forth in the License Agreement.

“Battelle Memorial Institute” has the meaning set forth in the License Agreement.

“Board” means the board of directors of the Company.

“Business” means the (a) production, sale and marketing of SAF; (b) design, construction and operation of the Demonstration Facility; (c) research, analysis and determination of the feasibility of developing any Commercial Facility and the establishment of special purpose vehicles for the design construction and operation of any Investor Commercial Facility, if required; (d) research, developing, improving and innovating the Company’s technology, know-how and other intellectual property rights, including the Licensed IPR and LanzaTech Technology licensed to the Company pursuant to the License Agreement; (e) licensing of the Company’s technology, know-how and other intellectual property rights, including sublicensing of the Licensed IPR and LanzaTech Technology licensed to the Company pursuant to the License Agreement, to independent third parties for the development of Commercial Facilities, (f) development of alternative feedstocks, and (g) such other undertakings of the Company approved by the Board from time to time.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in New York, New York, Calgary, Alberta, Tokyo, Japan, or London, England, are authorized or required by Law to be closed for business.

“Call Conditions” means the relevant conditions precedent to the Tranche 2 Cash Investment to be made by an Investor as described in Section 4.03.

“Cash Investment” means the Tranche 1 Cash Investment and Tranche 2 Cash Investment.

“Class B Common Stock” has the meaning given such term in the Amended and Restated Certificate of Incorporation, as if such Amended and Restated Certificate of Incorporation were in full force and effect.

“Commercial Facility” has the meaning set forth in the recitals.

“Commercial Offtake Agreement” means any agreement for the offtake of SAF from a Commercial Facility, including any Pre-Pay Commercial Offtaker Agreements, any Sponsor Offtake Agreement relating to any Commercial Facility and any Investor Commercial Offtake Agreement.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company SPV Equity” means a number of shares of common stock or other equity interests in an SPV issuable to the Company at a Subsequent Closing comprising voting and economic interests of such SPV having a value equal to an initial cash investment amount of [***].

“Demonstration Facility” has the meaning set forth in the recitals.

“Demonstration Offtake Agreement” means any agreement or arrangement for the offtake of SAF from the Demonstration Facility, including the Pre-Pay Offtaker Agreements, any Sponsor Offtake Agreement relating to the Demonstration Facility, the Sponsor Demonstration Offtake Commitment Letter, the Suncor Demonstration Offtake Commitment Letter and any Investor Demonstration Offtake Agreement.

“Environmental Law” means any Law (including common law) relating to pollution, the protection of the environment or natural resources, or the production, distribution, use, storage, treatment, transportation, recycling, emission, disposal, discharge, release or other handling of, or exposure to, Hazardous Materials.

“Equity Incentive Plan” means the Equity Incentive Plan authorizing the issuance of up to [***] shares of [***] Stock pursuant to equity incentive awards.

“Equity Securities” of any Person means any and all shares of capital stock, warrants, options or other rights to purchase shares of capital stock (in each case, whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing (including restricted stock units, restricted stock, phantom stock and stock appreciation rights).

“Form Offtake Agreement” means the form offtake agreement for the offtake of SAF from the Demonstration Facility or any Investor Commercial Facility to be agreed upon by the Parties.

“Formation Shares” has the meaning set forth in Section 2.01(b).

“Future Development Rights Agreement” has the meaning set forth in Section 2.03.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority.

“Hazardous Material” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, toxic chemical, any petroleum or petroleum-derived substance, waste or additive, asbestos, asbestos-containing material, polychlorinated byphenol, radioactive compound, or other compound, element, material or substance (including products) that may give rise to liability under any Environmental Law.

“IAG” has the meaning set forth in the recitals.

“IAG Commercial Facility” has the meaning set forth in the recitals.

“IAG Demonstration Offtake Commitment Letter” means that certain letter agreement substantially in the form attached as Exhibit F under which IAG has provided a binding commitment to enter into an Investor Demonstration Offtake Agreement for the purchase of SAF production from the Demonstration Facility.

“IAG Initial Closing” has the meaning set forth in the recitals.

“IAG Initial Closing Date” has the meaning set forth in Section 3.01(c).

“IAG Investment Agreement” has the meaning set forth in Section 3.01(c). “IAG Investment Period” has the meaning set forth in Section 3.01(c).

“IAG SPV” means a subsidiary of the Company or IAG that will design, construct and operate the IAG Commercial Facility.

“IAG SPV Shares” has the meaning set forth in Section 4.02(c)(i).

“IAG Tranche 1 Cash Investment” has the meaning set forth in Section 3.01(c).

“Initial Closing” has the meaning set forth in Section 3.03.

“Initial Closing Date” has the meaning set forth in Section 3.03.

“Initial Offering” has the meaning given such term in the Stockholders’ Agreement.

“Investor Commercial Facility” and “Investor Commercial Facilities” have the meaning set forth in the recitals.

“Investor Commercial Offtake Agreement” has the meaning set forth in the recitals.

“Investor Demonstration Offtake Agreement” has the meaning set forth in the recitals. “Investor” and “Investors” have the meaning set forth in the preamble.

“LanzaTech IPR” has the meaning set forth in the License Agreement.

“LanzaTech Technology” has the meaning given such term in the License Agreement, as if such License Agreement were in full force and effect.

“LanzaJet UK” means LanzaJet UK Limited, initially formed as a wholly owned subsidiary of the Company, which may be used by the Sponsor to facilitate the Sponsor UK Commercial Facility (as defined in the Stockholders’ Agreement).

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Lease Agreement” means that certain Ground Lease Agreement by and between the Transferred Sponsor Subsidiary and LanzaTech Freedom Pines Biorefinery LLC for the lease of land for the Demonstration Facility substantially in the form attached as Exhibit C.

“Leased Land” has the meaning set forth in the Lease Agreement, as if such Lease Agreement were in full force and effect.

“License Agreement” has the meaning set forth in the recitals.

“Licensed IPR” means the Battelle IPR and the LanzaTech IPR, each as defined in the License Agreement, as if such License Agreement were in full force and effect.

“Minimum Initial Offtake Requirement” means the committed offtake on terms satisfactory to the Sponsor and Investors of at least [***] of SAF produced by the Demonstration Facility, or such lesser amount as shall be determined by unanimous agreement of the Parties to be sufficient, for [***] of production (such duration subject to adjustment [***]).

“Mitsui” has the meaning set forth in the preamble.

“Mitsui Commercial Facility” has the meaning set forth in the recitals.

“Mitsui SPV” means a subsidiary of the Company or Mitsui that will design, construct and operate the Mitsui Commercial Facility.

“Mitsui SPV Shares” has the meaning set forth in Section 4.02(a)(i). “Party” and “Parties” have the meanings set forth in the preamble.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Pre-Pay Offtake Option Agreement” has the meaning set forth in the recitals.

“Pre-Pay Offtake Right” has the meaning set forth in the recitals.

“Pre-Pay Commercial Offtaker Agreement” has the meaning set forth in the recitals.

“Pre-Pay Demonstration Offtaker Agreement” has the meaning set forth in the recitals.

“Pre-Pay Offtaker” has the meaning set forth in the recitals.

“Pre-Pay Offtaker Agreements” has the meaning set forth in the recitals.

“Prior Agreement” has the meaning set forth in the recitals.

“Redemption and Cancellation Agreement” means that certain Redemption and Cancellation Agreement by and between the Company and the Trustees substantially in the form attached as Exhibit J.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, injection, deposit, discharge or disposing of any Hazardous Material in, onto or through the environment.

“Representatives” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person or its Affiliates.

“SAF” has the meaning set forth in the recitals.

“Services Agreement” means that certain Services Agreement by and between the Company and the Sponsor substantially in the form attached as Exhibit G.

“Shell” has the meaning set forth in the preamble.

“Shell Commercial Facility” has the meaning set forth in the recitals. “Shell Initial Closing” has the meaning set forth in the recitals.

“Shell Initial Closing Date” has the meaning set forth in Section 2.02.

“Shell SPV” means a subsidiary of the Company or Shell that will design, construct and operate the Shell Commercial Facility.

“Shell SPV Shares” has the meaning set forth in Section 4.02(d)(i).

“Shell Tranche 1 Cash Investment” has the meaning set forth in the recitals.

“Sponsor” has the meaning set forth in the recitals.

“Sponsor Demonstration Offtake Commitment Letter” means that certain letter agreement substantially in the form attached as Exhibit D under which the Sponsor has provided a binding commitment to enter into a Sponsor Offtake Agreement for the purchase of SAF production from the Demonstration Facility.

“Sponsor Offtake Agreement” has the meaning set forth in the recitals. “Sponsor Offtake Right” has the meaning set forth in the recitals.

“Sponsor Pre-Existing Offtake Obligations” has the meaning given such term in the Future Development Rights Agreement, as if such Future Development Rights Agreement were in full force and effect.

“Sponsor Tranche 1 Contributions” has the meaning set forth in Section 3.02(b).

“SPV” means each of the Mitsui SPV, the Suncor SPV, the IAG SPV and the Shell SPV, incorporated or formed (which may be a corporation, partnership or other form of entity as determined by the applicable Investor) in order to design, construct and operate an Investor Commercial Facility as approved by the Board.

“SPV Project Fee Agreement” means [***].

“Stockholders’ Agreement” has the meaning set forth in Section 2.02.

“Subsequent Closing” has the meaning set forth in Section 4.01.

“Subsequent Closing Date” has the meaning set forth in Section 4.01.

“Suncor” has the meaning set forth in the preamble.

“Suncor Commercial Facility” has the meaning set forth in the recitals.

“Suncor Demonstration Offtake Commitment Letter” means that certain letter agreement substantially in the form attached as Exhibit E under which Suncor has provided a binding commitment to enter into an Investor Demonstration Offtake Agreement for the purchase of SAF production from the Demonstration Facility.

“Suncor SPV” means a subsidiary of the Company or Suncor that will design, construct and operate the Suncor Commercial Facility.

“Suncor SPV Shares” has the meaning set forth in Section 4.02(b)(i).

“Tranche 1 Cash Investment” has the meaning set forth in Section 3.01(b).

“Tranche 2 Cash Investment” has the meaning set forth in Section 4.01.

“Tranche 2 Notice” has the meaning set forth in Section 4.01.

“Tranche 2 Transaction Agreements” has the meaning set forth in Section 4.03(a)(iv).

“Transaction Agreements” means, collectively, this Agreement, the Stockholders’ Agreement, the License Agreement, the Amended and Restated Certificate of Incorporation, the Services Agreement, the Lease Agreement, the Demonstration Offtake Agreements, the Future Development Rights Agreement and the Redemption and Cancellation Agreement.

“Transferred Sponsor Subsidiary” means LanzaJet Freedom Pines Fuels LLC, a Delaware limited liability company.

“Trustees” has the meaning set forth in Section 2.01(b).

Section 1.02.Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; and (d) the words “the date hereof” refers to the date of the Prior Agreement, May 13, 2020. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, or modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Whenever a provision of this Agreement requires an approval or consent and the approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent. Unless otherwise specified, all references to money amounts are to the lawful currency of the United States. Time is of the essence in the performance of the Parties’ respective obligations. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

Section 1.03.Amendment and Restatement. The Prior Agreement is hereby superseded and amended in its entirety and restated in this Agreement. All provisions of, rights granted and covenants made in the Prior Agreement are hereby terminated, waived, released and superseded in their entirety and shall have no further force or effect. Notwithstanding the foregoing, the Parties acknowledge and agree that the Initial Closing has occurred in reliance on the representations and warranties made as of the Initial Closing by the Parties hereto as of the date hereof. The amendment and restatement of the Prior Agreement shall not relieve any Party of any liability to any other Party for breach of the terms and conditions of the Agreement prior to the date of this Agreement.

ARTICLE II

THE COMPANY; CAPITAL STRUCTURE AND GOVERNANCE

Section 2.01.Pre-Closing Actions of the Company.

(a)The Company was formed as a corporation on November 16, 2018, by the filing of a certificate of incorporation with the Secretary of State of the State of Delaware pursuant to Section 101 of the Delaware General Corporations Act, 8 Del. C. §§101 et seq.

(b)Upon formation, the Company issued [***] shares of common stock of the Company (the “Formation Shares”) to [***] jointly (the “Trustees”) in trust for the benefit of a future transferee of the Formation Shares.

(c)Immediately prior to the Initial Closing, the Sponsor and the Company will approve the Amended and Restated Certificate of Incorporation and authorize it to be filed with the Office of the Secretary of State of Delaware on the Initial Closing Date.

(d)Prior to the Initial Closing, the Company will assign all of the outstanding capital stock of LanzaJet UK to the Sponsor.

(e)Immediately following the Initial Closing, the Company will redeem and cancel the Formation Shares from the Trustees pursuant to the Redemption and Cancellation Agreement for an aggregate redemption price of [***].

Section 2.02.Stockholders’ Agreement. Subject to the terms and conditions of this Agreement, on the date on which the Shell Initial Closing is to occur (the “Shell Initial Closing Date”), the Parties shall execute and deliver an amended and restated stockholders’ agreement of the Company substantially in the form attached as Exhibit H (the “Stockholders’ Agreement”). On the IAG Initial Closing Date, IAG executed a joinder agreement to the prior version of the Stockholders’ Agreement and became a party thereto.

Section 2.03.Future Development Rights Agreement. Subject to the terms and conditions of this Agreement, on the Shell Initial Closing Date, the Parties shall execute and deliver an amended and restated future development rights agreement substantially in the form attached as Exhibit I (the “Future Development Rights Agreement”). On the IAG Initial Closing Date, IAG executed a joinder agreement to the prior version of the Future Development Rights Agreement and became a party thereto.

Section 2.04.Classification of Shares. As of the Initial Closing Date, the Company has two classes of common stock, which are designated as “Common Stock” and “Class B Common Stock.” The rights, privileges and preferences of each of the Common Stock and Class B Common Stock are as described in the Amended and Restated Certificate of Incorporation and the Stockholders’ Agreement.

ARTICLE III

TRANCHE 1 INVESTMENT AND SUBSCRIPTIONS FOR COMMON STOCK

Section 3.01.Investor Tranche 1 Investment and Subscription for Common Stock.

(a)Subject to the terms and conditions of this Agreement, each Investor hereby agrees to subscribe for and purchase from the Company at a cash purchase price of [***] per [***] of Common Stock, and the Company hereby agrees to sell and issue to each Investor, the number of shares of Common Stock set forth opposite the name of such Investor on Schedule 3.01.

(b)In consideration for the issuance of such Common Stock to it, each Investor shall make a payment to the Company in cash consisting of the amount set forth on Schedule 3.01 opposite such Investor’s name (the “Tranche 1 Cash Investment”).

(c)Subject to the terms and conditions of the Stockholders’ Agreement, at any time on or prior to February 3, 2021 (the “IAG Investment Period”), IAG and the Board have agreed that IAG will purchase [***] shares of Common Stock through, at the option of Suncor, either (i) a combination of [***] shares of Common Stock from Suncor and [***] shares from the Company, each at a purchase price of [***] per [***] or (ii) [***] shares of Common Stock from the Company at a purchase price of [***] per [***] (the “IAG Tranche 1 Cash Investment”) by executing a joinder agreement to this Agreement, in form satisfactory to IAG and the parties hereto (the “IAG Investment Agreement”) and IAG shall thereby become a party hereto. Subject to the terms and conditions of the IAG Investment Agreement, the IAG Initial Closing shall take place remotely via the exchange of documents and signatures after all of the conditions set forth in the IAG Investment Agreement are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the IAG Initial Closing Date), or at such other time, date, or place as the parties may mutually agree upon in writing. The date on which the IAG Initial Closing occurred is herein referred to as the “IAG Initial Closing Date”. Following the IAG Initial Closing Date, IAG shall be considered an “Investor” as such term is used herein. The IAG Initial Closing Date was February 3, 2021.

Section 3.02.Sponsor Tranche 1 Investment and Subscription for Common Stock.

(a)Subject to the terms and conditions of this Agreement the Sponsor hereby agrees to subscribe for and purchase from the Company, and the Company hereby agrees to sell and issue to the Sponsor, the number of shares of Common Stock set forth opposite the name of the Sponsor on Schedule 3.01.

(b)In consideration for the issuance of such Common Stock to it, the Sponsor shall (a) enter into the License Agreement pursuant to which the Sponsor shall license to the Company the Licensed IPR and deliver to the Company the LanzaTech Technology for the Demonstration Facility, and (b) assign to the Company all of the membership interests in the Transferred Sponsor Subsidiary (such actions by the Sponsor are collectively, the “Sponsor Tranche 1 Contributions”).

(c)The Investors and the Company hereby acknowledge and agree that the value of the Sponsor Tranche 1 Contributions is as set forth on Schedule 3.01.

Section 3.03.Initial Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Article III (the “Initial Closing”) shall take place remotely via the exchange of documents and signatures after all of the conditions to the Initial Closing set forth in Section 3.04 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Initial Closing Date), or at such other time, date, or place as the Parties may mutually agree upon in writing. The date on which the Initial Closing is to occur is herein referred to as the “Initial Closing Date”. The Initial Closing was effected on May 28, 2020. The IAG Initial Closing and the Shell Initial Closing shall not be considered as the or an Initial Closing for purposes of this Agreement.

Section 3.04.Conditions to the Initial Closing. The obligations of each Party to consummate the transactions contemplated by this Article III shall be subject to the fulfillment, at or prior to the Initial Closing, of each of the following conditions:

(a)the Company has entered into Demonstration Offtake Agreements that satisfy the Minimum Initial Offtake Requirement;

(b)no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered, or has commenced proceedings to enforce or enter, any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement or the other Transaction Agreements illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated hereunder or thereunder to be rescinded following completion thereof;

(c)each Party shall have obtained all necessary internal approvals authorizing this Agreement, the other Transaction Agreements to which it is a party and the transactions contemplated hereby and thereby;

(d)the Company shall have taken all necessary stockholder and board action to, at the Initial Closing, (i) approve the Amended and Restated Bylaws, (ii) appoint the Board as contemplated by the Stockholders’ Agreement; provided, that [***], and (iii) take any other corporate action required to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, including the redemption and cancellation of the Formation Shares as contemplated by Section 2.01(e);

(e)no Action shall have been commenced against a Party, which would prevent the Initial Closing and no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated by the Transaction Agreements;

(f)the Company shall have filed the Amended and Restated Certificate of Incorporation as contemplated pursuant to Section 2.01(c);

(g)the representations and warranties of each Party contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Initial Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(h)each Party shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Initial Closing Date;

(i)each closing deliverable set forth in Section 3.05 shall have been delivered at the Initial Closing;

(j)each of the Investors shall have been approved by Battelle Memorial Institute as sublicensees under the License Agreement; and

(k)each of the Investors shall be satisfied with the employment status of the intended executive officers of the Company.

Section 3.05.Closing Deliveries. At the Initial Closing:

(a)each Investor shall make its respective Tranche 1 Cash Investment to the Company by wire transfer in U.S. dollars of immediately available funds to such account or accounts as may be designated for such purpose;

(b)each of the following agreements shall be duly executed and delivered by each Party that is a party thereto;

(i)Stockholders’ Agreement;

(ii)Amended and Restated Certificate of Incorporation;

(iii)Future Development Rights Agreement;

(iv)License Agreement;

(v)Sponsor Demonstration Offtake Commitment Letter;

(vi)Suncor Demonstration Offtake Commitment Letter;

(vii)Services Agreement;

(viii)Lease Agreement;

(ix)Redemption and Cancellation Agreement; and

(x)any other Transaction Agreement or such other agreements, documents, instruments or conveyances necessary to give effect to the transactions contemplated by this Article III.

(c)the Company shall deliver a certified copy of resolutions of the Company authorizing the actions set forth in Section 3.04(d);

(d)the Company shall deliver to each Party stock certificates representing the number of shares of Common Stock set forth opposite the name of such Party on Schedule 3.01;

(e)the Company shall deliver a copy of the Pre-Pay Offtaker Agreements duly executed by the Company and the Pre-Pay Offtaker and other fully executed Demonstration Offtake Agreements by all parties thereto necessary to satisfy the Minimum Initial Offtake Requirement, in each case in a form reasonably satisfactory to the parties thereto; and

(f)each Party shall confirm to the other Parties (and their respective counsel), by email that the Initial Closing has been effected.

ARTICLE IV

TRANCHE 2 CAPITAL CONTRIBUTIONS AND SUBSCRIPTIONS FOR COMMON STOCK

Section 4.01.Tranche 2 Cash Investment Commitments. In addition to the Tranche 1 Cash Investments, following the Initial Closing, the IAG Initial Closing and the Shell Initial Closing, each of Mitsui, Suncor, IAG and Shell hereby agree to make an additional Cash Investment to the Mitsui SPV, the Suncor SPV, the IAG SPV or the Shell SPV, respectively (each a “Tranche 2 Cash Investment”), of up to [***], subject to the satisfaction of the Call Conditions set forth in this Article IV. Each date that a Tranche 2 Cash Investment is made by an Investor pursuant to the terms of this Article IV shall be a “Subsequent Closing” and shall take place remotely via the exchange of documents and signatures [***] the Board provides written notice to an Investor stating (a) that all of the Call Conditions to such Subsequent Closing are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Subsequent Closing Date) and (b) the amount of such Tranche 2 Cash Investment to be made by such Investor (the “Tranche 2 Notice”), or at such other time, date, or place as the applicable Investor, the Sponsor and the Company may mutually agree upon in writing. Each date on which a Subsequent Closing is to occur is herein referred to as a “Subsequent Closing Date”. For the avoidance of doubt, prior to the Board providing a Tranche 2 Notice for a Subsequent Closing, (y) the Company and the applicable Investor must be satisfied that the conditions set forth in Section

4.03 are complete and such Investor shall have received internal approval as well as approval for such Subsequent Closing from its applicable SPV and (z) the applicable Investor shall have provided written notice to the Board and the Company requesting that the Board issue a Tranche 2 Notice.

Section 4.02.Investor Tranche 2 Investment in Investor Commercial Facilities.

(a)Following the satisfaction of the conditions set forth in Sections 4.03(a), (b) and (c), and upon the receipt by Mitsui of a Tranche 2 Notice, Mitsui hereby agrees at a Subsequent Closing:

(i)to subscribe for and agrees to acquire from the Mitsui SPV a number of shares of the Mitsui SPV’s common stock or other form of equity (the “Mitsui SPV Shares”) as set forth in the Tranche 2 Notice, and Mitsui or the Company, as applicable, hereby agrees to cause the Mitsui SPV to issue to Mitsui such Mitsui SPV Shares;

(ii)in consideration for the issuance of the Mitsui SPV Shares to Mitsui, to make a Tranche 2 Cash Investment of the amount specified in the Tranche 2 Notice up to [***] (or an equivalent amount in the local currency of Mitsui SPV’s jurisdiction of formation) to the Mitsui SPV; and

(iii)to cause the Mitsui SPV to issue to the Company the Company SPV Equity; provided, that Mitsui may elect to deliver an SPV Project Fee Agreement in lieu of the Mitsui SPV issuing to the Company the Company SPV Equity.

(b)Following the satisfaction of the conditions set forth in Sections 4.03(a), (b) and (d), and upon the receipt by Suncor of a Tranche 2 Notice, Suncor hereby agrees at a Subsequent Closing:

(i)to subscribe for and agrees to acquire from the Suncor SPV a number of shares of the Suncor SPV’s common stock or other form of equity (the “Suncor SPV Shares”) as set forth in the Tranche 2 Notice, and Suncor or the Company, as applicable hereby agrees to cause the Suncor SPV to issue to Suncor such Suncor SPV Shares;

(ii)in consideration for the issuance of the Suncor SPV Shares to Suncor, to make a Tranche 2 Cash Investment of the amount specified in the Tranche 2 Notice up to [***] (or an equivalent amount in the local currency of Suncor SPV’s jurisdiction of formation) to the Suncor SPV; and

(iii)to cause the Suncor SPV to issue to the Company the Company SPV Equity; provided, that Suncor may elect to deliver an SPV Project Fee Agreement in lieu of the Suncor SPV issuing to the Company the Company SPV Equity.

(c)Following the satisfaction of the conditions set forth in Sections 4.03(a), (b) and (e), and upon the receipt by IAG of a Tranche 2 Notice, IAG hereby agrees at a Subsequent Closing:

(i)to subscribe for and agrees to acquire from the IAG SPV a number of shares of the IAG SPV’s common stock or other form of equity (the “IAG SPV Shares”) as set forth in the Tranche 2 Notice, and IAG or the Company, as applicable hereby agrees to cause the IAG SPV to issue to IAG such IAG SPV Shares;

(ii)in consideration for the issuance of the IAG SPV Shares to IAG, to make a Tranche 2 Cash Investment of the amount specified in the Tranche 2 Notice up to [***] (or an equivalent amount in the local currency of IAG SPV’s jurisdiction of formation) to the IAG SPV; and

(iii)to cause the IAG SPV to issue to the Company the Company SPV Equity.

(d)Following the satisfaction of the conditions set forth in Sections 4.03(a), (b) and (f), and upon the receipt by Shell of a Tranche 2 Notice, Shell hereby agrees at a Subsequent Closing:

(i)to subscribe for and agrees to acquire from the Shell SPV a number of shares of the Shell SPV’s common stock or other form of equity (the “Shell SPV Shares”) as set forth in the Tranche 2 Notice, and Shell or the Company, as applicable hereby agrees to cause the Shell SPV to issue to Shell such Shell SPV Shares; and

(ii)in consideration for the issuance of the Shell SPV Shares to Shell, to make a Tranche 2 Cash Investment of the amount specified in the Tranche 2 Notice up to [***] (or an equivalent amount in the local currency of Shell SPV’s jurisdiction of formation) to the Shell SPV; and

(iii)to cause the Shell SPV to issue to the Company the Company SPV Equity; provided, that Shell may elect to deliver an SPV Project Fee Arrangement in lieu of the Shell SPV issuing to the Company the Company SPV Equity.

Section 4.03.Conditions to Subsequent Closings. The obligations of each Party to consummate the transactions contemplated by this Article IV shall be subject to the fulfillment, at or prior to a Subsequent Closing, of each of the Call Conditions applicable to each such Party as set forth below.

(a)Prior to and as a condition of any Subsequent Closing:

(i)the Demonstration Facility shall have been successfully constructed, commissioned and in operation;

(ii)the Demonstration Facility shall have achieved key performance indicators including (A) [***], (B) [***] and (C) [***];

(iii)the Board and the applicable Investor shall have approved the design, construction and operation of the relevant Investor Commercial Facility, by considering, amongst other things, [***]:

(A)[***];

(B)[***];

(C)[***];

(D)[***];

(E)[***];

(F)[***];

(G)[***]; and

(H)[***];

(iv)The Board and the applicable Investor shall have reviewed and approved the terms and conditions of the relationship between the Company and the SPV and all agreements, instruments or other documents necessary to effectuate the Subsequent Closing (“Tranche 2 Transaction Agreements”) including:

(A)a sublicense on terms and conditions acceptable to the applicable Investor and the Company pursuant to which the Company shall license to the SPV the Licensed IPR and deliver to the SPV the LanzaTech Technology for the applicable Investor Commercial Facility;

(B)if Company SPV Equity is to be issued pursuant to such Subsequent Closing, the organizational and governance documents of the SPV;

(C)if Company SPV Equity is to be issued pursuant to such Subsequent Closing, a stockholders agreement or other applicable agreement by and among the Company and other holders of equity interests in the SPV, which shall include provisions, among others, relating to (1) [***], (2) [***], (3) [***], (4) [***], and (5) [***];

(D)any applicable SPV Project Fee Agreement;

(E)all Commercial Offtake Agreements with respect to the Investor Commercial Facility, including, as applicable, a Pre-Pay Commercial Offtaker Agreement and any agreements between the Company and the SPV to account for the effect of the Pre-Pay Offtake Right on the revenue of the SPV, including with respect to a reduction of the license fee to be paid by the SPV to the Company under the applicable SPV Project Fee Agreement; and

(F)all agreements pertaining to debt financing of the SPV;

(v)the applicable Investor shall have obtained all necessary internal approvals authorizing the Tranche 2 Cash Investment and the transactions contemplated by this Article IV, which shall be evidenced by the affirmative vote for the issuance of the Tranche 2 Notice related to such Subsequent Closing by the applicable Investor’s designee on the Board;

(vi)no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered, or has commenced proceedings to enforce or enter, any Governmental Order which is in effect and has the effect of making the design, construction and operation of the applicable Investor Commercial Facility illegal, or otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated by this Article IV to be rescinded following completion thereof;

(vii)the applicable SPV shall have received all necessary consents, authorizations, orders, and approvals from any Governmental Authority, and no such consent, authorization, order, and approval shall have been revoked , and all waiting periods, if any, shall have expired;

(viii)all approvals, consents, and waivers from third parties other than Governmental Authorities that are required to consummate the transactions to be consummated by the Tranche 2 Transaction Agreements shall have been received;

(ix)no Action shall have been commenced against the applicable Investor, the Company or the applicable SPV, which would prevent the Subsequent Closing and no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated by this Article IV;

(x)the applicable Investor, the Company and the Sponsor shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Subsequent Closing Date;

(xi)the representations and warranties of the applicable Investor, the Company and the Sponsor contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the applicable Subsequent Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects); and

(xii)the applicable Investor shall have satisfied itself, at its discretion, of the entitlement of the SPV to (A) practice the Licensed Subject Matter (as such term is defined in the License Agreement) and (B) operate the relevant Investor Commercial Facility.

(b)At each Subsequent Closing:

(i)the applicable Investor (or other entity as provided for in Section 4.05) shall make, or cause to be made, its respective Tranche 2 Cash Investment to the relevant SPV by wire transfer in U.S. dollars (or an equivalent amount in the local currency of the applicable SPV’s jurisdiction of formation) of immediately available funds to such account or accounts as may be designated for such purpose;

(ii)the Company shall enter into a license agreement with the applicable SPV on terms and conditions acceptable to the applicable Investor and the Company pursuant to which the Company shall sublicense to such SPV the Licensed IPR and deliver to such SPV the LanzaTech Technology for use by the Investor Commercial Facility;

(iii)the SPV shall issue to the Company the Company SPV Equity or execute and deliver to the Company the SPV Project Fee Agreement, as applicable; and

(iv)the parties to the applicable Tranche 2 Transaction Agreements (other than the license agreement as contemplated by clause (ii) above) required for such Subsequent Closing shall have executed and delivered all such Tranche 2 Transaction Agreements.

(c)Prior to the Subsequent Closing related to the Mitsui SPV as set forth in Section 4.02(a):

(i)the Company shall have received from Mitsui written notice certifying that Mitsui is satisfied that the conditions set forth in this Section 4.03 are complete and that Mitsui has approved the Subsequent Closing related to the Mitsui SPV, which may be evidenced by the affirmative vote of the Mitsui Designee (as defined in the Stockholders’ Agreement) for the issuance of the Tranche 2 Notice related to such Subsequent Closing; and

(ii)Mitsui shall have received reasonable assurance, in the sole discretion of Mitsui, that [***].

(d)Prior to the Subsequent Closing related to the Suncor SPV as set forth in Section 4.02(b):

(i)the Company shall have received from Suncor written notice certifying that Suncor is satisfied that the conditions set forth in this Section 4.03 are complete and that Suncor has approved the Subsequent Closing related to the Suncor SPV, which may be evidenced by the affirmative vote of the Suncor

Designee (as defined in the Stockholders’ Agreement) for the issuance of the Tranche 2 Notice related to such Subsequent Closing.

(e)Prior to the Subsequent Closing related to the IAG SPV as set forth in Section 4.02(c):

(i)the Company shall have received from IAG written notice certifying that IAG is satisfied that the conditions set forth in this Section 4.03 are complete and that IAG has approved the Subsequent Closing related to the IAG SPV, which may be evidenced by the affirmative vote of the IAG Designee (as defined in the Stockholders’ Agreement) for the issuance of the Tranche 2 Notice related to such Subsequent Closing.

(f)Prior to the Subsequent Closing related to the Shell SPV as set forth in Section 4.02(d):

(i)the Company shall have received from Shell written notice certifying that Shell is satisfied that the conditions set forth in this Section 4.03 are complete and that Shell has approved the Subsequent Closing related to the Shell SPV, which may be evidenced by the affirmative vote of the Shell Designee (as defined in the Stockholders’ Agreement) for the issuance of the Tranche 2 Notice related to such Subsequent Closing.

Section 4.04.Sponsor Tranche 2 Additional Common Stock. In connection with or prior to the Subsequent Closing for the first three Investor Commercial Facilities, and in any event prior to the effectiveness of any sublicense to the Licensed IPR and delivery of the LanzaTech Technology to each of the first three Investor Commercial Facilities, as applicable, the Company shall have duly authorized and issued to the Sponsor, for no additional payment to the Company, an additional [***] shares of Common Stock.

Section 4.05.Investing Entity. Each Investor may invest in the applicable SPV through a controlled subsidiary or Affiliate of such Investor. In addition, Mitsui, Suncor, IAG or Shell, may invest in the Mitsui SPV, the Suncor SPV, the IAG SPV or the Shell SPV, respectively, using an entity formed by a consortium of entities arranged by Mitsui, Suncor, IAG or Shell, as applicable, for the purpose of making its Tranche 2 Cash Investment and investing in the Mitsui SPV, the Suncor SPV, the IAG SPV or the Shell SPV, respectively; provided that Mitsui, Suncor, IAG or Shell, as applicable, either (a) holds at least [***] of the voting and economic interests in such SPV or (b) has made a cash investment of at least [***] for equity in such SPV.

Section 4.06.Investor Commercial Facilities on Approved Sale or Initial Offering. In the event the Company undertakes to complete an Approved Sale or Initial Offering prior to any Subsequent Closing:

(a)each Investor shall have the option, prior to the completion of any Approved Sale or Initial Offering, to request that the Sponsor license the Licensed IPR and deliver the LanzaTech Technology to the Company for the relevant Investor Commercial Facility in accordance with the terms of the License Agreement; provided that the Company shall have previously issued [***] shares of Common Stock to the Sponsor in connection with the organization of the first three of such Investor Commercial Facilities, for no additional payment to the Company;

(b)the Company and the Sponsor shall ensure that, prior to the completion of any Approved Sale or Initial Offering, (i) the Shell SPV, IAG SPV, Mitsui SPV and Suncor SPV, as applicable, receives sufficient resources proprietary to the Company and the Sponsor, as applicable, that may reasonably be necessary for the applicable SPV to complete its relevant Investor Commercial Facility on mutually agreeable commercial terms and (ii) the rights of set forth in clause (i) are binding upon the successor entity following such Approved Sale or Initial Offering; and

(c)notwithstanding the above, prior to the completion of any Approved Sale or Initial Offering, if the Sponsor does not hold, or will not hold, at least fifty percent (50%) of the Common Stock immediately before the completion of such Approved Sale or Initial Offering, the Company shall issue Common Stock to Sponsor, for no additional payment to the Company, such that the Sponsor will hold at least fifty percent (50%) of the Common Stock immediately before the completion of such Approved Sale or Initial Offering.

ARTICLE V

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

The Sponsor represents and warrants to the Investors that the statements contained in this Article V are true and correct as of the date hereof and the Initial Closing, and the Company represents and warrants to the Investors and the Sponsor that the statements contained in this Article V are true and correct as of each Subsequent Closing. The Company represents and warrants (a) to IAG that the statements contained in Section 5.01(a), 5.02, 5.03, 5.04, and 5.05(b) are true and correct as of January 27, 2021 and the IAG Initial Closing Date, and (b) to Shell that the statements contained in Section 5.01(a), 5.02, 5.03, 5.04, 5.05(b) are true and correct as of the Shell Initial Closing Date.

Section 5.01.Organization; Operations.

(a)The Company (i) is duly organized and validly existing under the applicable Laws of the State of Delaware, (ii) has all requisite power to own and lease its property and assets and to carry on its businesses as now being conducted by it and (iii) is duly qualified or authorized to conduct business and is in good standing in all jurisdictions in which the character or location of the property and assets owned or leased by it or the nature of the businesses conducted by it requires such qualification or authorization, except, in the case of clause (iii), where the failure to be so qualified or authorized has not and would not have a material adverse effect on its ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party.

(b)As of the date hereof, the Company owns one hundred percent (100%) of the Equity Securities of LanzaJet UK. As of the Initial Closing, the Company owns one hundred percent (100%) of the Equity Securities of the Transferred Sponsor Subsidiary and, except for the Transferred Sponsor Subsidiary and LanzaJet UK, the Company does not own or have any interest in, and has never owned or had any interest in, any Equity Securities of any other Person.

(c)Except as set forth on Schedule 5.01, prior to the date hereof, none of the Company or LanzaJet UK has (i) had any employees or maintained, sponsored, administered or participated in any employee benefit pension plan or arrangement (ii) conducted any business, (iii) had any operations, (iv) taken any actions, (v) owned any assets nor (vi) incurred any liabilities. As of the Initial Closing, except for the Transferred Sponsor Subsidiary and LanzaJet UK, the Company does not own or have any interest in, and has never owned or had any interest in, any Equity Securities of any other Person.

Section 5.02.Validity. The Company has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and each of the other Transaction Agreements to which it is a party. Each of this Agreement and the other Transaction Agreements to which it is a party has been duly authorized and approved by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company, and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other applicable Laws related to or affecting creditors’ rights generally and by general equitable principles.

Section 5.03.No Conflicts. Neither the execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party, nor compliance by the Company with the terms and provisions hereof or (as applicable) thereof, nor the consummation by the Company of the transactions contemplated hereby or (as applicable) thereby will (a) conflict with or result in a breach of any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of the Company, or (ii) any judgment, order, injunction, decree or ruling of any court or of any Governmental Authority or any applicable Law to which the Company or any of its properties or assets is subject or (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, any note, bond, mortgage or indenture, contract, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of such properties or assets is bound or affected, except (in the case of this clause (b)) for violations, conflicts, breaches, terminations and defaults that would not, when taken together, be reasonably likely to materially impair the ability of the Company to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party or give rise to any liability on the part of any other Party.

Section 5.04.Approvals. Other than as required in accordance with Sections 4.03(a)(vii) and 4.03(a)(viii), no notices, reports or other filings are required to be made by the Company with, nor are any consents, licenses, permits, authorizations or approvals required to be obtained by the Company from any Governmental Authority or any other Person in connection with the execution and delivery by the Company this Agreement or any of the other Transaction Agreements to which it is a party or the consummation by the Company of the transactions contemplated hereby or thereby.

Section 5.05.Valid Issuance.

(a)On the date of issuance of the Formation Shares, the Formation Shares were duly authorized and validly issued to the Trustees, and, except as set forth on Schedule 5.05, none of the Trustees are party to, and there is not, any contract or other agreement, arrangement, commitment, right of first refusal, right of first offer, proxy, voting agreement, voting trust, or registration rights agreement, whether or not any Trustee is a party thereto, with respect to the purchase, sale or voting of any Formation Shares.

(b)Upon the issuance of the Common Stock as contemplated under this Agreement, against payment of the Tranche 1 Cash Investment as consideration therefor, such Common Stock shall have been duly authorized and validly issued and will be fully paid and non-assessable and, when issued in accordance with the terms and conditions hereof, will be free and clear of any restrictions on transfer (other than restrictions under the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, applicable state and federal securities laws and as otherwise provided in the Stockholders’ Agreement) taxes, encumbrances, claims and demands. Assuming that the representations and warranties contained in Article VI hereof are true and correct as of the date hereof, the offer, sale and issuance of the Common Stock is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

(c)As of the Initial Closing, other than the Formation Shares and the Common Stock to be issued as contemplated under this Agreement, no Equity Securities of the Company are issued, reserved for issuance or outstanding. No Person has preemptive rights with respect to any Equity Securities of the Company. Other than the Transaction Agreements, the Company is not a party to, and there is not, any contract or other agreement, arrangement, commitment, right of first refusal, right of first offer, proxy, voting agreement, voting trust, or registration rights agreement, whether or not the Company is a party thereto, with respect to the purchase, sale or voting of any Equity Securities of the Company.

Section 5.06.Legal Proceedings. There is no Action of any nature pending or, to the Company’s knowledge, threatened against or by the Company or any of its controlled Affiliates that (a) would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or any of its controlled Affiliates, or (b) challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement or the other Transaction Agreements to which it is a party. To the Company’s knowledge, no event has occurred or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, any such Action.

Section 5.07.Company Contracts; Affiliate Transactions . As of the date hereof and the Initial Closing, other than as specifically contemplated by the Transaction Agreements and other than the agreements set forth on Schedule 5.07, (a) the Company is not party to any contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, arrangements, agreements, indentures or joint ventures, whether written or oral and (b) there are no contracts existing between the Company on the one hand and the Sponsor or any of their respective Affiliates, on the other hand.

Section 5.08.Title to Assets   The Company does not own any real property. The Company has good and marketable title to, a valid leasehold interest in, or has the valid and enforceable right to use, all material personal property and assets used by it in connection with the conduct of its businesses as now being conducted.

Section 5.09.Compliance with Laws. The Company’s operations, and the operations of each of its controlled Affiliates, are being and have been, at all times since its or their inception, as applicable, conducted in compliance in all material respects with all applicable Laws, and, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or any of its controlled Affiliates, the Company and each of its controlled Affiliates is in possession of (and, to the extent applicable, has filed timely applications to renew) each permit, certificate, registration, notice, approval, identification number, license or other authorization required from any Governmental Authority for its business. Neither the Company nor, to the knowledge of the Company, any current or former officer, director, manager, member, partner, employee, consultant or agent of the Company, in its, her, or his capacity as such, has (a) been charged with respect to any violation of any applicable Law, (b) been under investigation by any Governmental Authority with respect to any violation of any applicable Law, (c) entered into or been subject to any Governmental Order with respect to the Company or the properties or assets of the Company, or (d) received any request for information, notice, demand letter, inquiry, complaint or claim from any Governmental Authority with respect to any violation of any applicable Law or any of the foregoing.

Section 5.10.Taxes. All tax returns required to be filed by or with respect to the Company have been filed. Such tax returns are true, complete and correct in all material respects. All taxes due and owing by or with respect to the Company, whether or not shown on any such tax returns, have been paid. The Company has not been advised (a) that any of its returns have been or are being audited as of the date hereof, or (b) of any deficiencies in assessment or proposed adjustment to its taxes. For United States tax purposes, the Company’s residence is the United States.

Section 5.11.Environmental Matters . There has been no Release or threatened Release of any Hazardous Material caused by the Company, any of its controlled Affiliates, or, to the knowledge of the Company, any other Person, on the Leased Land or any other location that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or any of its controlled Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS AND THE SPONSOR

Each of Mitsui, Suncor and the Sponsor represents and warrants, severally as to itself only and not jointly with any other Party, to the other Parties, as applicable, that the statements contained in this Article VI are true and correct as of the date hereof, the Initial Closing (and not the IAG Initial Closing or the Shell Initial Closing) and each Subsequent Closing. IAG represents and warrants, severally as to itself only and not jointly with any other Party, to the other Parties, as applicable, that the statements contained in this Article VI are true and correct as of January 27, 2021 and as of the IAG Initial Closing and each Subsequent Closing. Shell represents and warrants, severally as to itself only and not jointly with any other Party, to the other Parties, as applicable, that the statements contained in this Article VI are true and correct as of the Shell Initial Closing and each Subsequent Closing.

Section 6.01.Organization. Each Investor and the Sponsor (a) is duly organized or incorporated and validly existing under the applicable Laws of its jurisdiction of organization, (b) has all requisite power to own and lease its property and assets and to carry on its businesses as now being conducted by it and (c) is duly qualified or authorized to conduct business and is in good standing in all jurisdictions in which the character or location of the property and assets owned or leased by it or the nature of the businesses conducted by it requires such qualification or authorization, except, in the case of clause (iii), where the failure to be so qualified or authorized has not and would not have a material adverse effect on its ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party.

Section 6.02.Validity. Each Investor and the Sponsor has all requisite corporate or limited liability company power and authority to execute and deliver, and to perform its obligations under, this Agreement and each of the other Transaction Agreements to which it is a party. Each of this Agreement and the other Transaction Agreements to which each Investor or the Sponsor is a party has been duly authorized and approved by all necessary corporate or limited liability company or other company action on the part of each Investor or the Sponsor, as applicable, has been duly executed and delivered by each Investor or the Sponsor, as applicable, and is the legal, valid and binding obligation of each Investor or the Sponsor, as applicable, enforceable against each in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other applicable Laws related to or affecting creditors’ rights generally and by general equitable principles.

Section 6.03.No Conflicts. Neither the execution and delivery by each Investor and the Sponsor of this Agreement and the other Transaction Agreements to which it is a party, nor compliance by each of the Investors and the Sponsor with the terms and provisions hereof or (as applicable) thereof, nor the consummation by each Investor and the Sponsor of the transactions contemplated hereby or (as applicable) thereby will (a) conflict with or result in a breach of any of the terms, conditions or provisions of (i) the certificate of incorporation, limited liability company agreement (or equivalent document) or bylaws (or equivalent document) of any of the Investors or the Sponsor, or (ii) any judgment, order, injunction, decree or ruling of any court or of any Governmental Authority or any applicable Law to which any of the Investors or the Sponsor or any of their respective properties or assets is subject or (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, any note, bond, mortgage or indenture, contract, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of the Investors or the Sponsor is a party or by which any of such properties or assets is bound or affected, except (in the case of this clause (b)) for violations, conflicts, breaches, terminations and defaults that would not, when taken together, be reasonably likely to materially impair the ability of any of the Investors or the Sponsor to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party or give rise to any liability on the part of any other Party.

Section 6.04.Approvals. Other than as required in accordance with Sections 4.03(a)(vii) and 4.03(a)(viii), no notices, reports or other filings are required to be made by any of the Investors or the Sponsor with, nor are any consents, licenses, permits, authorizations or approvals required to be obtained by any of the Investors from, any Governmental Authority or any other Person in connection with the execution and delivery by any of the Investors of this Agreement or any of the other Transaction Agreements to which it is a party or the consummation by any of the Investors or the Sponsor of the transactions contemplated hereby or thereby.

Section 6.05.Securities Laws Matters. Each Investor and the Sponsor hereby represents and warrants, severally as to itself only and not jointly with any other Party, that:

(a)The Common Stock to be issued to the Investor or the Sponsor pursuant to this Agreement will be acquired for Investor’s or the Sponsor’s own account and not with a view to, or intention of, or for sale in connection with, any distribution thereof. The Investor or the Sponsor understands that the Common Stock have not been registered under the Securities Act of 1933, as amended, or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Investor and of the other representations made by the undersigned in this Agreement. The Investor or the Sponsor understands that the Company is relying upon the representations and agreements contained in this Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions.

(b)The Investor or the Sponsor, in making its decision to invest in the Common Stock, (i) has relied upon an independent investigation made by the Investor or the Sponsor and its respective Representatives (including financial, tax and legal advisors) to the extent believed to be appropriate by the Investor or the Sponsor and (ii) has been given the opportunity to examine all documents and to ask questions of, and receive answers from, the Company and its Representatives concerning the business of the Company and the terms and conditions of the Investor’s purchase of the Common Stock.

Section 6.06.Legal Proceedings. There is no Action of any nature pending or, to each Investor’s or the Sponsor’s knowledge, threatened against or by such Investor or the Sponsor or any of its respective Affiliates that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement or the other Transaction Agreements to which it is a party. To each Investor’s or the Sponsor’s knowledge, no event has occurred or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, any such Action.

ARTICLE VII

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SPONSOR

The Sponsor represents and warrants to the Investors and the Company that the statements contained in this Article VII are true and correct as of the date hereof and the Initial Closing (and are not made as of the IAG Initial Closing and Shell Initial Closing).

Section 7.01.Organization. The Transferred Sponsor Subsidiary (a) is duly organized or incorporated and validly existing under the applicable Laws of its jurisdiction of organization, (b) has all requisite power to own and lease its property and assets and to carry on its businesses as now being conducted by it and (c) is duly qualified or authorized to conduct business and is in good standing in all jurisdictions in which the character or location of the property and assets owned or leased by it or the nature of the businesses conducted by it requires such qualification or authorization, except, in the case of clause (c), where the failure to be so qualified or authorized has not and would not have a material adverse effect on its ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party. Prior to the date hereof, except as set forth on Schedule 7.01, the Transferred Sponsor Subsidiary has neither (u) had any employees or maintained, sponsored, administered or participated in any employee benefit pension plan or arrangement, (v) conducted any business, (w) had any operations, (x) taken any actions, (y) owned any assets nor (z) incurred any liabilities other than in connection with the conduct, operations and actions set forth on Schedule 7.01 and liabilities commensurate therewith.

Section 7.02.Contracts; Affiliate Transactions. As of the date hereof and the Initial Closing, other than as specifically contemplated by the Transaction Agreements, (a) the Transferred Sponsor Subsidiary is not party to any contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, arrangements, agreements, indentures or joint ventures, whether written or oral and (b) there are no contracts existing between the Transferred Sponsor Subsidiary on the one hand and the Company or the Sponsor or any of their respective Affiliates, on the other hand.

Section 7.03.Title to Assets. The Transferred Sponsor Subsidiary does not own any real property. The Transferred Sponsor Subsidiary has good and marketable title to, a valid leasehold interest in, or has the valid and enforceable right to use, all material personal property and assets used by it in connection with the conduct of its businesses as now being conducted.

Section 7.04.Compliance with Laws. The Transferred Sponsor Subsidiary’s operations, and the operations of each of its controlled Affiliates, are being and have been, at all times since its inception, conducted in compliance in all material respects with all applicable Laws and, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Transferred Sponsor Subsidiary or any of its controlled Affiliates, the Transferred Sponsor Subsidiary and each of its controlled Affiliates is in possession of (and, to the extent applicable, has filed timely applications to renew) each permit, certificate, registration, notice, approval, identification number, license or other authorization required from any Governmental Authority for its business. Neither the Transferred Sponsor Subsidiary nor, to the knowledge of the Sponsor, any current or former officer, director, manager, member, partner, employee, consultant or agent of the Transferred Sponsor Subsidiary, in its, her, or his capacity as such, has (a) been charged with respect to any violation of any applicable Law, (b) been under investigation by any Governmental Authority with respect to any violation of any applicable Law, (c) entered into or been subject to any Governmental Order with respect to the Transferred Sponsor Subsidiary or the properties or assets of the Transferred Sponsor Subsidiary, or (d) received any request for information, notice, demand letter, inquiry, complaint or claim from any Governmental Authority with respect to any violation of any applicable Law or any of the foregoing.

Section 7.05.Legal Proceedings. There is no Action of any nature pending or, to the Sponsor’s knowledge, threatened against or by the Transferred Sponsor Subsidiary or any of its controlled Affiliates that (a) that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Transferred Sponsor Subsidiary or any of its controlled Affiliates, or (b) challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement or the other Transaction Agreements. To the Sponsor’s knowledge, no event has occurred or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, any such Action.

Section 7.06.Taxes. All tax returns required to be filed by or with respect to the Transferred Sponsor Subsidiary have been filed. Such tax returns are true, complete and correct in all material respects. All taxes due and owing by or with respect to the Transferred Sponsor Subsidiary, whether or not shown on any such tax returns, have been paid. The Transferred Sponsor Subsidiary has not been advised (a) that any of its returns have been or are being audited as of the date hereof, or (b) of any deficiencies in assessment or proposed adjustment to its taxes. For United States tax purposes, the Transferred Sponsor Subsidiary’s residence is the United States.

Section 7.07.Environmental Matters. There has been no Release or threatened Release of any Hazardous Material caused by the Transferred Sponsor Subsidiary, any of its controlled Affiliates or, to the knowledge of the Sponsor, any other Person, on the Leased Land or any other location that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Transferred Sponsor Subsidiary or any of its controlled Affiliates.

Section 7.08.Real Property. LanzaTech Freedom Pines Biorefinery LLC has valid and marketable fee title in the Leased Land. Neither the Sponsor nor LanzaTech Freedom Pines Biorefinery LLC has received written notice of condemnation of any portion of the Leased Land or a written notice of intent to condemn any portion of the Leased Land, nor to the knowledge of the Sponsor is there any threatened (in writing) condemnation of any portion of the Leased Land.

Section 7.09.DOE Grants. [***].

ARTICLE VIII

GENERAL COVENANTS

Section 8.01.Confidentiality . Section 9.03 of the Stockholders’ Agreement shall apply to this Agreement, mutatis mutandis, as if such Stockholders’ Agreement were in full force and effect.

Section 8.02.Cooperation; Further Assurances.

(a)Subject to the terms and conditions hereof, each Party shall, and shall cause its Affiliates to, use its [***] to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to make effective the arrangements contemplated by this Agreement and the other Transaction Agreements and to execute such documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Agreements; provided, that (i) no Party shall be required to incur or suffer a material liability, or surrender material rights, pursuant to this Section 8.02; (ii) an Investor shall not be required to seek any internal, external, or approvals from Governmental Authorities in connection with a Subsequent Closing [***]; and (iii) no Party shall be required to make any cash or other investment (except, with respect to the Cash Investments, in accordance with the requirements and subject to the conditions precedent set forth in the Transaction Agreements) or provide any loan, including, but not limited to, any subscription for, purchase of, or any other acquisition of any Common Stock or any other shares or securities issued by the Company (or rights to acquire any of the foregoing), any debt security or stockholder loans, or any guarantees.

(b)Subject to Section 8.02(a), each Party shall reasonably collaborate and cooperate with the Company, an applicable SPV and any other relevant Party (including through the provision of documents, agreements, financial information and other relevant diligence materials relevant to the Company, each applicable Investor, Sponsor and the Company’s technology as may be requested by any potential lender) with respect to any third-party financing for the development and construction of the Demonstration Facility or any applicable Investor Commercial Facility.

(c)The Company shall use [***] to satisfy the Call Conditions by, (i) for each of the Shell Commercial Facility, IAG Commercial Facility and Suncor Commercial Facility, [***] and (ii) for the Mitsui Commercial Facility, [***], in each case, subject to change for any other target date agreed to in the development plan for such Investor Commercial Facility.

Section 8.03.Notice of Certain Events. Each Party shall notify and provide copies of related written communications, if any, to the other Parties as soon as it receives, or is aware of the receipt by one or more of its Affiliates, of any material oral or written communication from (a) any Governmental Authority regarding any regulatory filings, licenses, approvals, authorizations, notifications or requirements relating to the Company or any SPV or (b) any third party regarding material obligations or potential liabilities of the Company or any SPV, including in either case any of the foregoing resulting from the acts or omissions of such Party or its Representatives.

Section 8.04.Governmental Approvals and Consents.

(a)Each Party shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use [***] to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Authorities that in either case may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement. Each Party shall and shall cause its Affiliates to cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The Parties shall not and shall not cause or permit their Affiliates to willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b)Each Party shall use [***] to give all notices to, and obtain all consents from, all third parties that are necessary for the consummation of the transactions contemplated under this Agreement.

(c)Notwithstanding the foregoing, nothing in this Section 8.04 shall require, or be construed to require, (i) a Party or its Affiliate to agree to (A) sell, hold, divest, discontinue, or limit, before or after the Initial Closing Date, any assets, businesses, or interests of such Party or any of its Affiliates; (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to such Party or its Affiliates of the transactions contemplated by this Agreement; or (C) any material modification or waiver of the terms and conditions of this Agreement or (ii) an Investor to seek any internal, external, or approvals from Governmental Authorities in connection with a Subsequent Closing unless such Investor is satisfied in all respects with its due diligence and the technical and commercial viability, development plan and operating and governance terms of the relevant Investor Commercial Facility, and such terms meet the Investor’s internal requirements.

Section 8.05.Public Announcements. Section 8.01 of the Stockholders’ Agreement shall apply to this Agreement, mutatis mutandis, as if such Stockholders’ Agreement were in full force and effect.

Section 8.06.Compliance with Applicable Law. The Business and operations of the Company and all actions of the Investors and the Sponsor with respect thereto, shall be conducted in compliance in all material respects with all applicable Laws in the United States and other applicable jurisdictions, including but not limited to Laws relating to the prevention of corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010, Laws relating to export, reexport, transfer, and import controls, including those administered by the United States (including by the U.S. Department of Commerce, the U.S. Department of State, or U.S. Customs and Border Protection), the European Union, any EU Member State, or any other relevant Governmental Authority, the Patriot Act, Laws relating to fair labor practices, Laws relating to environmental health and safety, and other requirements of all Governmental Authorities having jurisdiction over the Company and all rules and regulations of Governmental Authorities applicable to the Company.

ARTICLE IX

TERMINATION

Section 9.01.Termination. This Agreement may be terminated:

(a)by the mutual written consent of the Parties at any time;

(b)automatically prior to the Initial Closing, if such Initial Closing has not occurred by December 31, 2020; or

(c)automatically as to the obligations of any Investor to make Tranche 2 Cash Investments pursuant to Article IV, if the Board has not made a call for such Investor to make a Tranche 2 Cash Investment by December 31, 2025.

Section 9.02.Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a)as set forth in this Section 9.02, Section 8.05 and Article X hereof; and

(b)that nothing herein shall relieve any Party from liability for any liability for any payment due, or resulting from any breach of this Agreement, prior to such termination.

ARTICLE X

MISCELLANEOUS

Section 10.01.Governing Law. This Agreement (and any Actions or disputes that may be based upon, arise out of, or relate to the transactions contemplated hereby, to the negotiation, execution, or performance hereof, or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall in all respects be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of any Laws of any jurisdiction other than those of the State of New York.

Section 10.02.Submission to Jurisdiction. Subject to Section 10.04, each Party hereto irrevocably and unconditionally: (a) agrees that any Action arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the court of the United States of America for the Southern District of New York to the extent permitted or required by Law, and otherwise in any New York State court sitting in New York City, and appellate courts having jurisdiction of appeals from any of the foregoing, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Action, and agrees that all claims in respect of any such Action shall be heard and determined in such courts; (b) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same; and (c) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 10.03.Waiver of Jury Trial. Each Party hereto irrevocably and unconditionally waives all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to the transactions contemplated by this Agreement, or its performance under or the enforcement of this Agreement.

Section 10.04.Dispute Resolution. Section 11.04 of the Stockholders’ Agreement shall apply to this Agreement, mutatis mutandis, as if such Stockholders’ Agreement were in full force and effect.

Section 10.05.Indemnification; Limitation on Damages. Section 11.05 of the Stockholders’ Agreement shall apply to this Agreement, mutatis mutandis, as if such Stockholders’ Agreement were in full force and effect.

Section 10.06.Expenses. All costs and expenses incurred in connection with the preparation and execution of this Agreement and the other Transaction Agreements, and the transactions contemplated hereby and thereby, shall be paid by [***].

Section 10.07.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a .pdf document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.07):

If to LanzaJet, Inc.:	8045 Lamon Avenue, Suite 400,
Skokie, Illinois 60077, USA
Facsimile: [***]
Email: [***]
If to LanzaTech, Inc.:	8045 Lamon Avenue, Suite 400,
Skokie, Illinois 60077, USA
Facsimile: [***]
Email: [***]
with a copy to:	Covington & Burling LLP
3000 El Camino Real, 5 Palo Alto Square, 10th Floor
Palo Alto, CA 94306-2112
Facsimile: [***]
Email: [***]
Attention: [***]
If to Mitsui & Co., Ltd.:	2-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-8631, Japan
Facsimile: [***]
Email: [***]
Attention: [***]

If to Suncor Energy Inc.:	PO. Box 2844
150 6th Ave S.W.
Calgary, Alberta, Canada
T2P 3E3
Email: [***]
Attention: [***]
If to British Airways PLC:	Waterside, PO BOX 365, Harmondsworth, UB7 0GB United Kingdom
Email: [***]
Attention: [***]
with a copy to:	IAG, Waterside, PO BOX 365, Harmondsworth, UB7 0GB, United Kingdom
Email: [***]
Attention: [***]
If to Shell:	150 North Dairy Ashford, Houston, Texas 77079, USA
Email: [***]
Attention: [***]
with a copy to:	3333 Highway 6 South, P.O. Box 4685, Houston, Texas 77251-7171, USA
Email: [***]
Attention: [***]

Section 10.08.Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.09.Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 10.10.Entire Agreement.

(a)This Agreement, the agreements contemplated hereby, the other Transaction Agreements and any exhibits or schedules hereto or thereto constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(b)The Parties intend and agree that this Agreement and the Transaction Agreements constitute a single integrated agreement and cannot be severed or divided into component agreements. The Parties intend and agree that the aggregate consideration provided in this Agreement and the other Transaction Agreements represents the consideration for the single integrated agreement, and cannot be divided, severed or allocated among parts of this single integrated agreement. The Parties agree that they would not have entered into any part of this Agreement or the other Transaction Agreements in the absence of the rest of this Agreement or the other Transaction Agreements.

Section 10.11.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder may not be assigned by a Party without the written consent of the other Parties; provided that the Sponsor or any Investor may, without such consent, assign all (but not less than all) of its rights and benefits arising under the Agreement in connection with a permitted transfer of its Common Stock under the Stockholders’ Agreement. The Company shall not assign this Agreement or any of its rights, benefits or obligations or any portion thereof arising hereunder or relating hereto without the prior written consent of the other Parties. Any such purported assignment without the prior written consent of the Parties shall be null and void. No assignment of any rights or obligations hereunder shall relieve the assigning Party of any such obligations. Upon any assignment permitted under this Agreement, the references in this Agreement to such assigning Party shall also apply to any such assignee unless the context otherwise requires.

Section 10.12.No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express, or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever.

Section 10.13.Amendment and Modification. This Agreement, including any Exhibit or Schedule, may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

Section 10.14.Waiver. No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by a Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.15.Relationship of Parties. The relationship of the Parties established by this Agreement is that of independent contractors, and nothing herein shall be construed to constitute the Parties as partners, joint venturers, co-owners, or otherwise as participants in a joint or common undertaking, except as specifically set forth in this Agreement. Neither Party has any authority to either obligate the other or any of its Affiliates in any respect or hold itself out as having any such authority unless specifically agreed upon by the Parties in advance and in writing.

Section 10.16.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LANZATECH, INC.

By:	/s/ Jennifer Holmgren
Name:	Jennifer Holmgren
Title:	Chief Executive Officer

Signature Page to Amended and Restated Investment Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MITSUI & CO., LTD.

By:	/s/ Yasuhiro Uchida
Name:	Yasuhiro Uchida
Title:	General Manager, NexGen Energy Div.,
Energy Solutions Business Unit

Signature Page to Amended and Restated Investment Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUNCOR ENERGY INC.

By:	/s/ Kris Smith
Name:	Kris Smith
Title:	Executive Vice President Downstream

Signature Page to Amended and Restated Investment Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHELL VENTURES LLC

By:	/s/ Kirk Colburn
Name:	Kirk Colburn
Title:	President

Signature Page to Amended and Restated Investment Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BRITISH AIRWAYS PLC

By:	/s/ Rebecca Napier
Name:	Rebecca Napier
Title:	Chief Financial Officer

Signature Page to Amended and Restated Investment Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LANZAJET, INC.

By:	/s/ Jimmy Samartzis
Name:	Jimmy Samartzis
Title:	Chief Executive Officer

Signature Page to Amended and Restated Investment Agreement